Exhibit 10.10

September 15, 2014

Jan Buberl

401 Brookgreen Drive

Chapel Hill, North Carolina 27516

Dear Jan,

On behalf of Huntsman International LLC (Huntsman), I am pleased to confirm the employment offer extended to you for the position of Vice President, Color Pigments, with responsibility for our Global Color Pigments segment. We are impressed with your qualifications and experience and it is our hope that you will accept this offer to join Huntsman,

This position will report to Simon Turner, Division President, Pigments. The specifics of our offer are as follows:

•                  Annual Base Salary:  $340,000 ($28,333.34 per month).

•                  Target Bonus:  40% of annual base (For 2014 only, we are prepared to guarantee, at a minimum, target payment of $136,000 not pro-rated).

•                  Initial Equity Award:  $500,000 - Distributed as follows: $250,000 in common stock (immediately vested), and $250,000 in restricted stock. The restricted stock will be subject to a three (3) year cliff vesting requirement. Number of shares based on the closing Fair Market Value of HUN stock on your first day of employment.

•                  Retirement Programs: Defined Contribution Plans -

•                  6% of pay (base and bonus). Delivered as a non-discretionary contribution to the 401(k) account. Combination of qualified and non-qualified plans.

Plus

•                  1 for 1 match up to 4% of pay (base and bonus). Delivered into the 401(k) account. Combination of qualified and non-qualified plans.

•                  Health Care, Accident and Sick, Life Insurance, etc.:  Eligible for the provisions contained in these plans. You will be provided five (5) years of service credit for purposes of calculating your Short Term Disability benefits.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380
Tel.: 281-719-6000 Fax.: 281-719-6416 www.huntsman.com

•                  Vacation:  Four (4) weeks of paid vacation. In accordance with the Company policy, we will recognize 10 years of industry service credit starting this first calendar year of employment. During 2014, your vacation accrual will be pro rated based on the month in which you are hired.

•                  Executive Severance:  You will be covered under the Huntsman Executive Severance Plan and will retain this eligibility in a manner consistent with your peer officers.

•                  Transportation:  Your position will entitle you to a Company provided lease car.

•                  Relocation:  The Company will provide you with ifs Experienced Professional New Hire Program.

As a reminder, you will be subject to the terms and provisions of the aforementioned plans.

On your first day of employment you will be asked to complete a form I-9) (Employer Eligibility Verification), a copy of which is enclosed. Please bring with you one document from list A, or one document from list B and one document from list C, as described on the back of the enclosed form I-9. Huntsman does require that you provide your social security card on your first day of employment.

As a federal subcontractor, the Company has agreed to verify all new hires through the electronic verification of work authorization program (E-Verify) operated by the US Citizenship and Immigration Service. As a companion to the form I-9 process, all new hires will be verified within three days of hire. This process confirms that a new hire has provided accurate social security information and is eligible for employment.

This offer is contingent upon your execution of the Company’s Employee Assignment of Inventions and Confidentiality Agreement, no later than upon your first day of employment with Huntsman.

If you are in agreement with the above, please sign and date this offer letter, the Employee Assignment of Inventions and Confidentiality Agreement, and return copies to me as soon as possible via email. Please retain the originals and bring them with you on your first day of employment. It is our practice to advise prospective employees as to the employment relationship in that this letter does not constitute a contract of employment for any specified length or condition, and that you or Huntsman may terminate your employment at any time with or without cause.

We are delighted to make this offer of employment and look forward to you joining Huntsman as soon as possible. Please don’t hesitate to contact me if you have any questions. This offer remains in effect for 4 business days.

Sincerely,

Wade Rogers

Senior Vice President, Global Human Resources

RWR/gf

Enclosures

I accept this offer of employment on 9/16/2014.

Date

/s/ Jan Buberl
Jan Buberl